February 2024

Pricing Supplement No. 1,093

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 29, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. Instead, you will receive for each note that you hold at maturity an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index. We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the notes. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, you will receive for each note that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance, subject to the maximum payment at maturity. However, if the basket performance is zero or negative, investors will receive only the stated principal amount of $1,000 per note. The notes are for investors who are concerned about principal risk but seek an opportunity to earn a return based on the allocated performance of the basket components, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus exposure to the allocated performance of the basket components. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$5,118,000
Pricing date:	February 29, 2024
Original issue date:	March 5, 2024 (3 business days after the pricing date)
Maturity date:	March 3, 2028
Interest:	None
Basket:		Basket component*	Ticker symbol*	Initial index value
		S&P 500® Index (the “SPX Index”)	SPX	5,096.27
		EURO STOXX 50® Index (the “SX5E Index”)	SX5E	4,877.77
		Tokyo Stock Price Index (the “TPX Index”)	TPX	2,675.73
* Ticker symbols are being provided for reference purposes only. We refer to the SPX Index, the SX5E Index and the TPX Index, collectively, as the underlying indices.
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

●If the basket performance is positive:

$1,000 + ($1,000 × basket performance)

In no event will the payment at maturity exceed the maximum payment at maturity.

●If the basket performance is zero or negative:

$1,000

In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.

Maximum payment at maturity:	$1,610 (161% of the stated principal amount)
Basket performance:	The sum of the performance values for each of the basket components
Performance value:	With respect to each basket component, [(final index value – initial index value) / initial index value] × weighting
Weighting:

Based on the relative performance of the basket components against each other, as measured on the determination date, the weighting of each basket component will be determined by the calculation agent as follows: The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$957.49 per note. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$25(1)	$970
$5(2)
Total	$5,118,000	$153,540	$4,964,460

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)See “Use of proceeds and hedging” on page 25.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023   Prospectus dated February 22, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Terms continued from previous page:
Initial index value:	With respect to each basket component, the index closing value of such basket component on the pricing date, as set forth under “Basket—Initial index value” above
Final index value:	With respect to each basket component, the index closing value of such basket component on the determination date
Determination date:	February 29, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61771WN46
ISIN:	US61771WN462

February 2024 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

___________________________________________________________________________________________________

Investment Summary

Market-Linked Notes

The Market-Linked Notes due March 3, 2028 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index (the “notes”) offer the potential to earn a return based on the allocated performance of a basket of three indices on the determination date, subject to the maximum payment at maturity. The notes provide investors:

◼an opportunity to gain exposure to the allocated performance of the indices comprising the basket

◼the repayment of principal at maturity, subject to our creditworthiness

◼no exposure to any decline of one or more of the basket components if the notes are held to maturity

The weighting for each basket component is not set at the beginning of the term of the notes. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, if the basket performance is positive, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance, subject to the maximum payment at maturity. However, if the basket performance is zero or negative, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 4 years
Maximum payment at maturity:	$1,610 (161% of the stated principal amount)
Weighting:	50% for the basket component with the best performance, 30% for the basket component with the second-best performance and 20% for the basket component with the worst performance
Interest:	None

February 2024 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $957.49.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the weightings and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

February 2024 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Key Investment Rationale

Market-Linked Notes offer investors exposure to the allocated performance of a basket composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an opportunity to earn a return based on the allocated performance of the basket components and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus exposure to the allocated performance of the basket components.

Performance Allocation Feature

The weighting for each basket component is not set at the beginning of the term of the notes. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

Repayment of Principal

The notes offer investors 1-to-1 upside exposure to the allocated performance of the basket components up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.

Upside Scenario

The basket performance is positive, meaning that the value of the basket has increased, and, at maturity, the notes pay the stated principal amount of $1,000 plus the product of $1,000 and the basket performance, subject to the maximum payment at maturity of $1,610 per note (161% of the stated principal amount).

Par Scenario	The basket performance is zero or negative, and, at maturity, the notes pay only the stated principal amount of $1,000.

February 2024 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance, subject to the maximum payment at maturity. However, if the basket performance is zero or negative, investors will receive only the stated principal amount of $1,000 per note.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the notes based on hypothetical initial index values and hypothetical final index values for each of the basket components. The actual initial index values are set forth on the cover of this document, and the actual final index values will be determined on the determination date.

Example 1: The basket performance is positive.

Basket Component	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,500	4,275	–5% (worst performance)	20%	–1%
SX5E Index	4,000	6,000	50% (second-best performance)	30%	15%
TPX Index	2,500	5,250	110% (best performance)	50%	55%
Hypothetical basket performance:					69%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final index value - initial index value) / initial index value] × weighting

SPX Index = [(4,275 – 4,500) / 4,500] × 20% = –1%,
plus

SX5E Index = [(6,000 – 4,000) / 4,000] × 30% = 15%,

plus

TPX Index = [(5,250 – 2,500) / 2,500] × 50% = 55%,

Hypothetical basket performance = 69%

Payment at maturity = $1,610

In Example 1, two of the basket components have increased in value, but one of the basket components has declined in value. Because the basket performance is positive, investors receive the stated principal amount plus $1,000 multiplied

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Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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by the basket performance of 69%, subject to the maximum payment at maturity. Therefore, investors receive only the maximum payment at maturity of $1,610 per stated principal amount.

Example 2: The basket performance is positive.

Basket Component	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,500	7,425	65% (best performance)	50%	32.50%
SX5E Index	4,000	5,400	35% (second-best performance)	30%	10.50%
TPX Index	2,500	2,000	–20% (worst performance)	20%	–4%
Hypothetical basket performance:					39%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final index value - initial index value) / initial index value] × weighting

SPX Index = [(7,425 – 4,500) / 4,500] × 50% = 32.50%,
plus

SX5E Index = [(5,400 – 4,000) / 4,000] × 30% = 10.50%,

plus

TPX Index = [(2,000 – 2,500) / 2,500] × 20% = –4%,

Hypothetical basket performance = 39%

Payment at maturity = $1,390

In Example 2, two of the basket components have increased in value, but one of the basket components has declined in value. Because the basket performance is positive, investors receive the stated principal amount plus $1,000 multiplied by the basket performance of 39%, subject to the maximum payment at maturity. Therefore, investors receive a payment at maturity of $1,390 per note.

Example 3: The basket performance is negative.

Basket Component	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,500	675	–85% (second-best performance)	30%	–25.50%
SX5E Index	4,000	400	–90% (worst performance)	20%	–18%

February 2024 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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TPX Index	2,500	2,525	1% (best performance)	50%	0.50%
Hypothetical basket performance:					–43%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final index value - initial index value) / initial index value] × weighting

SPX Index = [(675 – 4,500) / 4,500] × 30% = –25.50%,
plus

SX5E Index = [(400 – 4,000) / 4,000] × 20% = –18%,

plus

TPX Index = [(2,525 – 2,500) / 2,500] × 50% = 0.50%,

Hypothetical basket performance = –43%

Payment at maturity = $1,000

In Example 3, one of the basket components — the TPX Index — has increased in value by 1% from its initial index value, but the other two basket components have declined in value by 85% and 90%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and investors receive only the stated principal amount of $1,000 per note, without any positive return.

Example 4: The basket performance is negative.

Basket Component	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,500	675	–85% (worst performance)	20%	–17%
SX5E Index	4,000	2,400	–40% (best performance)	50%	–20%
TPX Index	2,500	750	–70% (second-best performance)	30%	–21%
Hypothetical basket performance:					–58%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final index value - initial index value) / initial index value] × weighting

SPX Index = [(675 – 4,500) / 4,500] × 20% = –17%,
plus

SX5E Index = [(2,400 – 4,000) / 4,000] × 50% = –20%,

plus

February 2024 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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TPX Index = [(750 – 2,500) / 2,500] × 30% = –21%,

Hypothetical basket performance = –58%

Payment at maturity = $1,000

In Example 4, all of the basket components have declined in value significantly. Therefore, the basket performance is negative, and investors receive only the stated principal amount of $1,000 per note, without any positive return.

While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (50% for the best-performing basket component, 30% for the second-best performing basket component and 20% for the worst-performing basket component), the basket performance can still be negative if the value(s) of one or more basket components decline over the term of the notes. If the basket performance is zero or negative, investors will receive only the stated principal amount of $1,000 per note.

February 2024 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the notes differ from those of ordinary debt securities in that we will not pay you any interest on the notes. Instead, you will receive for each $1,000 stated principal amount of the notes that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a return, if any, based on the basket performance.

◼The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $1,610 per note, or 161% of the stated principal amount. Because the payment at maturity will be limited to 161% of the stated principal amount for the notes, you will not benefit from any positive basket performance that exceeds 61%.

◼Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when one or more basket components increase in value, the value of one or more other basket components may decline. Therefore, in calculating the basket components' performance on the determination date, increases in the value(s) of one or more basket components may be moderated, or wholly offset, by declines in the value(s) of one or more other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the value(s) of one or more basket components decline over the term of the notes. If the basket performance is zero or negative, you will receive only the stated principal amount of $1,000 per note.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time, the volatility (frequency and magnitude of changes in value) of the underlying indices, dividend rates on the stocks underlying the underlying indices, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying indices or equities markets generally and which may affect the closing values of the underlying indices on the determination date and the actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not

February 2024 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the notes is not linked to the value of the underlying indices at any time other than the determination date. The basket performance will be based on the final index values of the basket components on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if some or all of the basket components appreciate prior to the determination date but then drop by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing values of the basket components prior to such drop. Although the actual closing values of the basket components on the stated maturity date or at other times during the term of the notes may be higher than their final index values, the payment at maturity will be based solely on the final index values of the basket components as compared to their initial index values.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the

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Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the notes is not equivalent to investing in the basket components or the stocks that constitute the basket components. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the component stocks of any basket component.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value for each basket component, the weighting for each basket component, the basket performance and the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of any basket component or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the basket components or their component stocks), including trading in the component stocks of the basket components and in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the component stocks of the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values, and, therefore, could increase the values at or above which the basket components must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing values of the basket

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components on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Basket Components

◼There are risks associated with investments in notes linked to the value of foreign equity securities. Each of the EURO STOXX 50® Index and the Tokyo Stock Price Index is linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

◼Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying indices, or engaging in transactions in them, and any such action could adversely affect the value of the underlying indices or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

◼Adjustments to the basket components could adversely affect the value of the notes. The index publisher of a basket component can add, delete or substitute the stocks underlying basket component, and can make other methodological changes that could change the value of such basket component. Any of these actions could adversely affect the value of the notes. In addition the index publisher of a basket component may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

You should also note that JPX Market Innovation & Research, Inc. (“JPXI”) recently implemented methodology changes to the TPX Index that are being carried out in stages through January 2025. Among other things, this means that limited historical basket component performance information is available incorporating the changes that have been carried out to date. Specifically, prior to April 4, 2022, the component stocks of the TPX Index consisted of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”). On April 4, 2022, JPXI began revisions to the TPX Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TPX Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending

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in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TPX Index on the last business day of January 2025. Because revisions to the composition of the TPX Index are being carried out in several stages over a period of approximately 2.75 years, historical performance of the underlying index that reflects all of the currently contemplated changes will not be available until the final stage of revisions is implemented in January 2025.

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Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Basket Overview

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Tokyo Stock Price Index

The TPX Index, is published by JPXI. The TPX Index was developed by the TSE. Publication of the TPX Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TPX Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TPX Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TPX Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TPX Index on the last business day of January 2025. The TPX Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TPX Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

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Information as of market close on February 29, 2024:

Basket Component Information as of February 29, 2024
	Ticker Symbol	Current Basket Component Closing Value	52 Weeks Ago	52 Week High	52 Week Low
S&P 500® Index	SPX	5,096.27	3,970.15	5,096.27 (on 2/29/2024)	3,855.76 (on 3/13/2023)
EURO STOXX 50® Index	SX5E	4,877.77	4,238.38	4,885.74 (on 2/27/2024)	4,014.36 (on 10/27/2023)
Tokyo Stock Price Index	TPX	2,675.73	1,993.28	2,678.46 (on 2/27/2024)	1,929.30 (on 3/20/2023)

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Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2019 through February 29, 2024. The closing values on February 29, 2024 were (i) in the case of the SPX Index, 5,096.27, (ii) in the case of the SX5E Index, 4,877.77, and (iii) in the case of the TPX Index, 2,675.73. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the closing values of the basket components on the determination date.

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter (through February 29, 2024)	5,096.27	4,688.68	5,096.27

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S&P 500® Index Daily Index Closing Values January 1, 2019 to February 29, 2024

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EURO STOXX 50® Index	High	Low	Period End
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter (through February 29, 2024)	4,885.74	4,403.08	4,877.77

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EURO STOXX 50® Index Daily Index Closing Values January 1, 2019 to February 29, 2024

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Tokyo Stock Price Index	High	Low	Period End
2019
First Quarter	1,627.59	1,471.16	1,591.64
Second Quarter	1,630.68	1,498.96	1,551.14
Third Quarter	1,623.27	1,478.03	1,587.80
Fourth Quarter	1,747.20	1,568.87	1,721.36
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,847.58	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter	2,391.05	2,218.89	2,366.39
2024
First Quarter (through February 29, 2024)	2,678.46	2,378.79	2,675.73

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Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Tokyo Stock Price Index Daily Index Closing Values January 1, 2019 to February 29, 2024

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publishers:

With respect to the SPX Index, S&P® Dow Jones Indices LLC, or any successor thereof.

With respect to the SX5E Index, STOXX® Limited, or any successor thereof.

With respect to the TPX Index, JPX Market Innovation & Research, Inc., or any successor thereof.

Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed, by which date the basket performance will have been determined.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 5.3270% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,233.8728 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2024

$17.0168

$17.0168

July 1, 2024 through December 31, 2024

$27.0882

$44.1050

January 1, 2025 through June 30, 2025

$27.8097

$71.9147

July 1, 2025 through December 31, 2025

$28.5504

$100.4651

January 1, 2026 through June 30, 2026

$29.3109

$129.7760

July 1, 2026 through December 31, 2026

$30.0916

$159.8676

January 1, 2027 through June 30, 2027

$30.8931

$190.7607

July 1, 2027 through December 31, 2027

$31.7159

$222.4766

January 1, 2028 through the Maturity Date

$11.3962

$233.8728

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying

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Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the basket components, in futures and/or options contracts on the basket components or the component stocks of the basket components listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial index values, and, therefore, the values at or above which the basket components must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the basket components, futures or options contracts on the basket components or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $25 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and

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Morgan Stanley Finance LLC

Market-Linked Notes due March 3, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Tokyo Stock Price Index

___________________________________________________________________________________________________

similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 22, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 22, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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